Exhibit 99-1

Cellceutix Acquires PolyMedix Assets From Bankruptcy Court, Gains Ownership of Two Clinical Stage Drugs, Multiple Compounds, and Equipment Assets

Beverly, MA -- 09/09/13 -- Cellceutix Corporation (OTCBB: CTIX) (the "Company"), a clinical stage biopharmaceutical company focused on discovering small molecule drugs to treat unmet medical conditions, including drug-resistant cancers and autoimmune diseases, is pleased to announce that it has acquired substantially all of the assets of the company formerly known as PolyMedix, Inc., and previously traded as PYMX, a clinical stage biotechnology company which developed small-molecule drugs for the treatment of infectious diseases and innate immunity disorders.  The acquisition includes the PolyMedix pipeline of nine compounds as well as the substantial equipment assets at PolyMedix’s 25,000-square-foot headquarters and laboratory.

The acquisition includes PolyMedix’s flagship drug candidate Brilacidin, a first-in-class defensin-mimetic antibiotic that has completed a Phase 2a clinical trial demonstrating safety, tolerability and efficacy in patients with acute bacterial skin and skin structure infections (“ABSSSI”) caused by Staphylococcus aureus.  In the clinical trial, Brilacidin hit its primary endpoints with high and low doses outperforming Cubist Pharmaceuticals’ Cubicin in the control arm of the study.

“This is a transformational development for our Company and shareholders; adding the assets of PolyMedix for a tiny fraction of what we believe the company is truly worth,” said Leo Ehrlich, Chief Executive Officer at Cellceutix.  “We are very excited about instantly having a strong antibiotic franchise to complement our already robust pipeline that now contains 18 compounds.  We intend to quickly advance Brilacidin into a Phase 2b clinical trial, a drug that we believe could one day compete with drugs like Pfizer’s Zyvox, which generated $1.35 billion in sales in 2012.  The acquisition, which includes laboratory equipment and other furnishings that we are confident cost in excess of $1 million, makes us an even more formidable company.  As such, we have shifted our development strategy with our anti-psoriasis drug, Prurisol, to forego the planned Proof-of-Concept trial overseas and have already begun preparing the regulatory paperwork for the Food and Drug Administration to initiate a larger-scale, Phase 2/3 multi-center trial.  The adjustment will save us hundreds of thousands of dollars and months of time that will now be better served to position us to potentially have up to five clinical trials ongoing in 2014.  This acquisition dovetails very nicely in our goals to continue to build shareholder value and uplist to a senior exchange in the near future.”

PolyMedix filed for Chapter 7 bankruptcy protection on April 1, 2013.  Following a due diligence process, Cellceutix submitted a “stalking horse” bid for the PolyMedix assets in August.  On Wednesday, September 4, the Bankruptcy Court for the District of Delaware approved the asset purchase agreement.  In the transaction, Cellceutix assumes none of the debt associated with PolyMedix.  The purchase price was $2.1 million in cash and 1.4 million shares of CTIX stock.

Less than two years ago, PolyMedix had 28 employees, a market capitalization of $227.4 million and was rated as “outperform” by a well-known investment banking firm.

Cellceutix will be presenting at 2:00 PM EDT today at the 15th Annual Rodman & Renshaw Global Investment Conference, hosted at the Millennium Broadway Hotel in New York City.  Amongst other things, updates will include discussion on Kevetrin, the Çompany’s anti-cancer drug that is presently in the fifth cohort of a clinical trial at Dana-Farber Cancer Institute.

The presentation will be webcast live. To access the webcast, please visit www.rodm.com.

The webcast will be archived for 90 days on the Rodman & Renshaw website at http://wsw.com/webcast/rrshq23/CTIX and will be made available on the Cellceutix website as well.

About Cellceutix

Headquartered in Beverly, Massachusetts, Cellceutix is a publicly traded company under the symbol "CTIX". It is an emerging bio-pharmaceutical company focused on the development of its pipeline of compounds targeting areas of unmet medical need. More information is available on the Cellceutix web site at www.cellceutix.com.

Safe Harbor Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Factors that may impact Cellceutix's success are more fully disclosed in Cellceutix's most recent public filings with the U.S. Securities and Exchange Commission.

Cellceutix Corp.

Leo Ehrlich

(978) 236-8717

info@cellceutix.com